UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

JAMF HOLDING CORP.

(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Dear Fellow Shareholders,
We are pleased to invite you to attend the 2022 Annual Meeting of Shareholders of Jamf Holding Corp. (“Jamf” or the “Company”) to be held on Tuesday, May 24, 2022, at 8:00 a.m. (CT). This year’s Annual Meeting will once again be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In addition, the virtual meeting will allow for greater participation by all of our shareholders, regardless of their geographic location. You will be able to attend the meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/JAMF2022. You will be able to vote your shares electronically during the meeting by logging in using the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card or on the voting instructions form accompanying these proxy materials.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:
1.
to elect four nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the Board of Directors of Jamf (the “Board”);

2.
to approve, by an advisory vote, the frequency of future advisory votes on executive compensation;

3.
to ratify the appointment of Ernst & Young LLP as Jamf’s independent registered public accounting firm for the year ending December 31, 2022; and

4.
to transact other business as may properly come before the meeting or any adjournment of the meeting.

We will provide access to our proxy materials via the Internet at www.proxyvote.com rather than in hard copy. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about April 12, 2022 to all shareholders entitled to vote at the Annual Meeting. Shareholders who prefer a paper copy of the proxy materials may request one on or before May 10, 2022 by following the instructions provided in the notice we will send.
Our Board has set the record date as March 31, 2022. Only shareholders that owned Jamf common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment of the meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form, as applicable. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Sincerely,
Dean Hager
Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
The 2022 annual meeting of shareholders of JAMF HOLDING CORP. will be held via the Internet at www.virtualshareholdermeeting.com/JAMF2022 on Tuesday, May 24, 2022, at 8:00 a.m. (CT) for the following purposes:
1.
to elect four nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the Board of Directors of Jamf (the “Board”);

2.
to approve, by an advisory vote, the frequency of future advisory votes on executive compensation;

3.
to ratify the appointment of Ernst & Young LLP as Jamf’s independent registered public accounting firm for the year ending December 31, 2022; and

4.
to transact other business as may properly come before the meeting or any adjournment of the meeting.

A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 24, 2022, at 100 Washington Ave S, Suite 1100, Minneapolis, MN 55401, and on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/JAMF2022.
The proxy statement is first being delivered to shareholders of record on or about April 12, 2022.
By Order of the Board of Directors
Jeff Lendino
Chief Legal Officer and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2022
The notice of annual meeting, the proxy statement and our fiscal year 2021 annual report are available on our website at https://ir.jamf.com/. Additionally, in accordance with the SEC rules, you may access our proxy materials at www.proxyvote.com.

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COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q: Why did I receive these materials?
The Board of Jamf is soliciting your proxy to vote at our 2022 Annual Meeting of Shareholders (the “Annual Meeting”) (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of the record date, March 31, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Jamf.
Notice of Electronic Availability of Proxy Statement and Annual Report.   As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Householding.   The SEC’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Corporate Issuer Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.
Q: Who will be entitled to vote?
Shareholders who own shares of our common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, Jamf had approximately 119.7 million shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q: What will I be voting on?
You will be voting on:
1.
the election of Virginia Gambale, Charles Guan, Dean Hager and Martin Taylor as Class II directors to serve on the Board until the 2025 Annual Meeting and until their successors are duly elected and qualified;

2.
to approve, by an advisory vote, the frequency of future advisory votes on executive compensation;

3.
the ratification of the appointment of Ernst & Young LLP as Jamf’s independent registered public accounting firm for the year ending December 31, 2022; and

4.
any other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.
FOR the election of Virginia Gambale, Charles Guan, Dean Hager and Martin Taylor as Class II directors;

2.
Every ONE YEAR for the frequency of future advisory votes on executive compensation; and

3.
FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2022.

Q: How do I cast my vote?
Beneficial Shareholders.   If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.
Registered Shareholders.   If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/JAMF2022. You will need your unique control number included on your proxy card or on the instructions that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.
via the Internet at www.proxyvote.com;

2.
by phone by calling 1-800-690-6903; or

3.
by signing and returning a proxy card.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. (EDT) on May 23, 2022.
Q: Can I access the proxy materials electronically?
Yes. Your notice, proxy card or voting instruction card will contain instructions on how to:
1.
view our proxy materials for the Annual Meeting on the Internet; and

2.
instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at www.proxyvote.com and our proxy materials will be available during the voting period starting on April 12, 2022.
Instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q: How may I change or revoke my proxy?
Beneficial Shareholders.   Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Shareholders.   Registered shareholders may change a properly executed proxy at any time before its exercise:
1.
via the Internet at www.proxyvote.com;

2.
by phone by calling 1-800-690-6903;

3.
by signing and returning a proxy card; or

4.
by voting at the Annual Meeting.

Q: How can I attend the Annual Meeting?
The Annual Meeting is again being held as a virtual only meeting this year. If you are a shareholder of record as of the Record Date and have logged in using your 16-digit control number, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/JAMF2022 and providing your control number. This number is included in the notice or on your proxy card.
If you are not a shareholder as of the Record Date, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.
If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). Shareholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at
https://ir.jamf.com for at least one year.
Recording of the Annual Meeting will not be permitted.
Q: What if I run into technical issues while trying to access the Annual Meeting?
The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection and they can hear streaming audio prior to the start of the meeting.
If you encounter technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the meeting website. Technical support will be available starting at 7:45 a.m. Central Time and until the end of the meeting.
Q: Why is the Annual Meeting virtual only?
We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and our company. Hosting a virtual meeting makes it easy for our shareholders to participate from any location around the world. Further, in light of the continuing risks related to COVID-19, protecting the health and well-being of the attendees (employees, directors, shareholders, and the general public) is our top priority.
Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 — ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the four nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.
PROPOSAL 2 — SAY-ON-PAY FREQUENCY
In the case of Proposal 2, the frequency that receives the highest number of votes cast will be deemed to be the frequency selected by shareholders. Abstentions and broker non-votes will not count in the determination of which alternative receives the highest number of votes cast. Although the results will not be binding on the Board, the Board will consider the results of the shareholder vote when making future decisions regarding the frequency with which it will submit the executive compensation of its named executive officers for shareholder approval.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The affirmative vote of a majority in voting power of the outstanding the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve Proposal 3. Abstentions will be counted as present and entitled to vote on this proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022.
Q: When will the results of the vote be announced?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q: What is the deadline for submitting a shareholder proposal or director nomination for our Annual Meeting to be held in 2023?
Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in Jamf’s proxy statement and form of proxy for the Jamf’s annual meeting of shareholders to be held in 2023 must be received by the Chief Legal Officer and Secretary at Jamf’s principal executive offices at 100 Washington Ave S, Suite 1100, Minneapolis, MN no later than the close of business on December 13, 2022. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2023 (but not include it in Jamf’s proxy materials) must provide written notice of such proposal to the Chief Legal Officer and Secretary at Jamf’s principal executive offices no later than the close of business on February 23, 2023 and not earlier than the close of business on January 24, 2023, assuming Jamf does not change the date of the 2023 annual meeting of shareholders by more than 30 days before or after the anniversary of the 2022 Annual Meeting. If so, Jamf will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of Jamf’s Bylaws and be submitted in writing to the Secretary at Jamf’s principal executive offices.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once applicable), shareholders who intend to solicit proxies in support of director nominees, other than Jamf’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19, no later than March 25, 2023.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is currently composed of ten directors. Our Second Amended and Restated Certificate of Incorporation (the “Certificate”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of March 31, 2022, and other information for each member of our Board:
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
David A. Breach	I	55	Director	2020	2024
Michael Fosnaugh	I	43	Chairman	2017	2024
Christina Lema	I	41	Director	2020	2024
Virginia Gambale	II	62	Director	2021	2022	2025
Charles Guan	II	35	Director	2017	2022	2025
Dean Hager	II	55	Chief Executive Officer and Director	2015	2022	2025
Martin Taylor	II	52	Director	2017	2022	2025
Andre Durand	III	54	Director	2017	2023
Kevin Klausmeyer	III	63	Director	2019	2023
Vina Leite	III	52	Director	2021	2024
We believe that in order for our Board to effectively guide us to long-term sustainable and dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy, and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in software and technology. The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in gender, ethnicity, tenure, skills, and qualifications. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Compensation and Nominating Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors. Further, our Board is committed to actively seeking highly qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. The Compensation and Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, and (f) the nominee’s ability to apply sound and independent business judgment.

The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Code of Ethics for the Board of Directors, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences, and attributes are essential to our Board’s ability to exercise its oversight function for Jamf and its shareholders, and guide the long-term sustainable, dependable performance of Jamf.
Subject to any earlier resignation or removal in accordance with the terms of our Certificate, Bylaws and Director Nomination Agreement (as defined and discussed below) with our principal shareholder, Vista Equity Partners (“Vista”), our Class I directors will serve until our 2024 annual meeting of shareholders, our Class II directors will serve until this meeting of shareholders, and our Class III directors will serve until our 2023 meeting of shareholders. In addition, our Certificate provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as Vista holds in the aggregate (directly or indirectly) 40% or more of voting power of the then outstanding shares of our capital stock then entitled to vote generally in the election of directors (“Voting Stock”). If Vista no longer holds in the aggregate (directly or indirectly) 40% or more of our Voting Stock, then our directors may be removed only for cause upon the affirmative vote of at least 66 2∕3% of the voting power of our outstanding shares of stock entitled to vote thereon. In addition, our Bylaws provide Vista with the right to designate the Chair of the Board for so long as Vista beneficially owns at least 30% or more of the voting power of the Voting Stock.
Director Nomination Agreement
In connection with our initial public offering (our “IPO”), we entered into a director nomination agreement (as further amended and restated, the “Director Nomination Agreement”) with Vista that provides Vista the right to designate nominees for election to our Board for so long as Vista beneficially owns 5% or more of the total number of shares of our common stock that it owned immediately prior to the completion of our IPO. Vista may also assign its designation rights under the Director Nomination Agreement to an affiliate. The Director Nomination Agreement specifically provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock beneficially owned by Vista immediately prior to the completion of our IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in the Company’s capitalization (such amount of shares, as adjusted, the “Original Amount”); (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista’s nominees must comply with applicable law, stock exchange rules and our Corporate Governance Guidelines. In addition, Vista is entitled to designate the replacement for any of its Board designees whose service terminates prior to the end of the director’s term regardless of Vista’s beneficial ownership at such time. Vista also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law, stock exchange rules, and our Corporate Governance Guidelines. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista owns less than 5% of the Original Amount.

Shareholder Recommendations for Director Nominees
The Compensation and Nominating Committee will consider shareholder nominations for membership on the Board. For the 2023 Annual Meeting, nominations may be submitted to Jamf Holding Corp., 100 Washington Ave S, Suite 1100, Minneapolis, MN 55401, Attn: Chief Legal Officer and Secretary, and such nominations will then be forwarded to the Chair of the Compensation and Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 23, 2023 and not earlier than the close of business on January 24, 2023. Recommendations must also include certain other procedural requirements as specified in our Bylaws.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once applicable), shareholders who intend to solicit proxies in support of director nominees, other than Jamf’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19, no later than March 25, 2023.
When filling a vacancy on the Board, the Compensation and Nominating Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience and backgrounds represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Compensation and Nominating Committee charter, and the same process is used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Virginia Gambale	II	62	Director	2021	2022	2025
Charles Guan	II	35	Director	2017	2022	2025
Dean Hager	II	55	Chief Executive Officer and Director	2015	2022	2025
Martin Taylor	II	52	Director	2017	2022	2025
Each nominee was recommended for re-election by the Compensation and Nominating Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
The Board Recommends that you vote “FOR” each of the director nominees.
Director Nominees to Serve for a Three-Year Term Expiring at the 2025 Annual Meeting.
Virginia Gambale has served on our Board since May 2021. Ms. Gambale is the Managing Partner of Azimuth Partners LLC, a technology advisory firm facilitating the growth and adoption of emerging technologies for financial services, consumer, and technology companies. Prior to starting Azimuth Partners in 2003, Ms. Gambale was an Investment Partner at Deutsche Bank Capital and ABS Ventures from 1999 to 2003. Prior to that, Ms. Gambale held the position of Chief Information Officer at Bankers Trust Alex Brown and Merrill Lynch. Ms. Gambale currently serves as a Director for First Derivatives plc, Nutanix, Inc. (where she serves as chair of the board of directors), Virtu Financial Inc. and serves on the NACD Risk Oversight Advisory Council. She has also served on numerous international public and private boards including Jet Blue, Regis Corp., Piper Jaffray Companies, Synchronoss Technologies, Motive, Inc., Workbrain and IQ Financial, among others. Ms. Gambale holds a B.S. from New York Institute of Technology-Old Westbury. Ms. Gambale’s previous experience in senior leadership positions in finance and technology and previous services on the boards of other public companies adds significant value to our Board.
Dean Hager has served on our Board since November 2017. Mr. Hager has been the Chief Executive Officer of Jamf since 2015. Mr. Hager has also been a member of the board of directors of the Company since 2017. Prior to his roles at Jamf, Mr. Hager was the Chief Executive Officer of Kroll Ontrack, a market leader in providing data recovery and e-discovery solutions from January 2012 until May 2014. Prior to this, Mr. Hager worked at Lawson Software, a publicly-traded software company which was acquired by Infor, where he held various executive roles, and he also worked at IBM. Mr. Hager holds a bachelor’s degree in computer science and mathematics from St. Cloud State University and a master’s degree in management from St. Mary’s University. Mr. Hager is a valuable member of our Board due to his experience as our Chief Executive Officer, his executive experience at other software companies, and his experience as an executive at a publicly-traded company.
Charles Guan has served on our Board since September 2017. Mr. Guan is a Vice President at Vista. Mr. Guan joined Vista in 2009. In these roles, Mr. Guan helps lead private equity investments. Mr. Guan currently serves on the boards of STATS LLC (d/b/a STATS Perform) and TripleLift, Inc. Mr. Guan received a bachelor’s degree in biomechanical engineering from Stanford University. Mr. Guan’s experience with a variety of Vista’s private equity technology companies make him a valuable member of our Board.
Martin Taylor has served on our Board since September 2017. Mr. Taylor joined Vista Equity Partners in 2006 and was the initial President of Vista Consulting Group. He sits on the Vista Flagship Funds’ Investment Committee and is responsible for driving the transformation and operational improvements of the Vista Flagship Funds’ portfolio companies through leveraging the Vista Best Practices and building platforms for their deployment. Additionally, Mr. Taylor serves as a member of Vista’s Private Equity Management Committee, the firm’s governing and decision-making body for the overall management of Vista’s private equity platform. Mr. Taylor is also active in portfolio executive development. He currently serves on the boards of Integral Ad Science Holding Corp., Mediaocean, MINDBODY, Inc., Navex Global, Inc., Ping Identity Holding Corp., TripleLift, Inc., and VividSeats Inc. In addition, Mr. Taylor is the President of OneVista, responsible for leading the OneVista executive strategy across strategic clients, portfolio companies, partners and the external directors program. Prior to joining Vista, Mr. Taylor spent over 13 years at Microsoft and attended George Mason University. Mr. Taylor’s extensive experience in the areas of corporate strategy, technology, finance, marketing, business transactions and mergers and acquisitions, as well as his experience serving on the boards of other technology and software companies, make him a valuable member of our Board.
Continuing Directors
David Breach has served on our Board since July 2020. Mr. Breach is the President and Chief Operating Officer at Vista. Prior to joining Vista in 2014, Mr. Breach worked as a Senior Corporate Partner at Kirkland & Ellis LLP, where his practice focused on representation of private equity funds in all aspects of their business. Mr. Breach was a founding partner of Kirkland & Ellis’s San Francisco office, and received numerous professional accolades while at Kirkland & Ellis. Mr. Breach is also a Senior Managing Director of Vista and sits on Vista’s Private Equity Funds’ Investment Committees. Mr. Breach also sits on the board of Ping Identity Holding Corp., Cvent Holding Corp., and Datto Holding Corp., and Vista portfolio companies STATS LLC (d/b/a STATS Perform) and Solera Holdings Inc. Mr. Breach received a bachelor of business administration in marketing from Eastern Michigan University and received a juris doctorate from the University of Michigan, magna cum laude, Order of the Coif. Mr. Breach is currently a member of the State Bars of California, Illinois and Michigan. Mr. Breach’s extensive experience in the areas of corporate strategy, private equity and firm governance, as well as his experience on the boards of other companies, make him a valuable member of our Board.
Andre Durand has served on our Board since November 2017. Mr. Durand is currently the Chief Executive Officer and founder of Ping Identity Corporation, and has served in such position since 2001. Prior to founding Ping Identity Corporation, Mr. Durand founded Jabber, Inc., an instant messaging open source platform used by businesses globally, in 2000. Mr. Durand is a director of Ping Identity Holding Corp. Mr. Durand earned a bachelor’s degree in biology and economics from the University of California at Santa Barbara. Mr. Durand’s extensive knowledge of technology company business and strategy, as well as his experience in the technology industry and leadership role as the Chief Executive Officer of Ping Identity Corporation, make him a valuable member of our Board.
Michael Fosnaugh has served on our Board since September 2017. Mr. Fosnaugh is a Senior Managing Director at Vista. Mr. Fosnaugh is Co-Head of the Chicago office, is the Co-Head of Vista’s Flagship Fund, and is a member of the Executive Committee and the Flagship Funds’ Investment Committee. Mr. Fosnaugh was actively involved in Vista’s investments in Advicent, Forcepoint, Mediaocean, MRI Software, Numerator, SirsiDynix, Sunquest Information Systems, Websense and Zywave. Prior to joining Vista in 2005, Mr. Fosnaugh worked in the Technology, Media & Telecommunications group at SG Cowen & Co., a financial firm, where he focused on the software, services and financial technology sectors. While at SG Cowen, Mr. Fosnaugh advised clients on buy-side and sell-side transactions, public and private equity financings and other strategic advisory initiatives. Mr. Fosnaugh currently serves on the boards of Ping Identity Holding Corp., Integral Ad Science Holding Corp., and several of Vista’s private portfolio companies, including Acquia Inc., Alegeus Technologies Holdings Corp., Applause App Quality, Inc., CentralSquare Technologies, LLC, EAB Global Inc., Greenway Health, LLC, PlanSource Benefits Administration, Inc., SmartBear Software, Inc., STATS LLC (d/b/a STATS Perform), and TripleLift Inc. Mr. Fosnaugh received a bachelor’s degree in economics from Harvard College. Mr. Fosnaugh’s extensive experience in the areas of corporate strategy, technology, finance, marketing, business transactions and software investments, as well as his experience working with other technology and software companies, make him a valuable member of our Board.
Kevin Klausmeyer has served on our Board since November 2019. Prior to this, Mr. Klausmeyer served on the Hortonworks board from August 2014 until it merged with Cloudera, Inc. in January 2019, where he was a member of its board of directors until its take private transaction in October 2021. Mr. Klausmeyer currently serves on the board of directors at KnowBe4, Inc. In addition, Mr. Klausmeyer served on the board of directors of Callidus Software Inc., a provider of SaaS sales and marketing automation solutions, from April 2013 until its acquisition by SAP SE in April 2018. From April 2013 to October 2013, Mr. Klausmeyer served on the board of directors of Sourcefire, Inc., a provider of network security solutions (acquired by Cisco Systems, Inc.). From July 2003 to September 2012, Mr. Klausmeyer served on the board of directors of Quest Software, Inc., a software company that was acquired by Dell Inc. From July 2006 to February 2011, Mr. Klausmeyer served as the Chief Financial Officer of The Planet, Inc., a pioneer in the infrastructure-as-a-service market, which was acquired by SoftLayer Technologies, Inc. (a company later acquired by IBM). Mr. Klausmeyer holds a B.B.A. in accounting from the University of Texas. Mr. Klausmeyer’s experience on other public technology companies’ boards and his executive leadership roles at technology companies make him a valuable member of our Board.
Vina M. Leite has served on our Board since May 2021. Ms. Leite is, and since 2022 has been, the Chief People Officer at GoodRx, Inc., a publicly traded company that offers digital resources for healthcare. From 2019 until 2022, Ms. Leite was the Chief People Officer at The Trade Desk, a publicly traded technology company that empowers digital ad buyers to purchase data-driven digital advertising campaigns. From 2016 until 2019, Ms. Leite was the Chief People Officer of the cyber security firm Cylance Inc., where she led that company through rapid growth and succeeded in obtaining recognition for Cylance as one of the great places to work in Orange County, California. She left Cylance in 2019 when it was acquired by BlackBerry Limited. From 2014 to 2016, she was Senior Vice President and Chief Human Resource Officer at QLogic. Ms. Leite currently serves on the board of directors of AHEAD. Ms. Leite previously served on the board of Collectors Universe, Inc. until its take private acquisition in 2021. Ms. Leite brings extensive experience in human resources strategy and operations in the technology sector at fast-growing companies, has a track record of successfully leading organizations through periods of rapid growth and has a deep understanding of human capital, which have proved invaluable through her work as an advisor to CEOs and senior executives on a variety of organizational issues and, as a result, brings these competencies to our Board. Ms. Leite is a member of the National Human Resources Association and the Society for Human Resources Management. She also is a longstanding supporter of organizations dedicated to helping women and their children, as well as victims of domestic abuse and human trafficking. Ms. Leite earned a Bachelor’s degree in Management at Rhode Island College and a Master’s degree in Organizational Management from Capella University.
Christina Lema has served on our Board since November 2020. Ms. Lema has served as Managing Director and General Counsel of Vista since February 2012. As General Counsel of Vista, she divides her time between corporate and transactional matters, fund formation, every day legal matters, and advising Vista’s portfolio companies, which range in size from around $20 million to over $10 billion in enterprise value. Ms. Lema currently serves on the board of directors of Datto Holding Corp., Integral Ad Science Holding Corp., MINDBODY, Inc., and Greenway Health, LLC. Ms. Lema earned a B.A. in Economics and Spanish from the University of Pennsylvania and a J.D. from the Columbia University School of Law. Ms. Lema’s expertise in legal matters and experience working with similar companies make her a valuable member of our Board.
Independence Status
The listing standards of the Nasdaq Global Select Market (“Nasdaq”) require that, subject to specified exceptions, the board of a listed company be composed of a majority of independent directors, that each member of a listed company’s Audit Committee, Compensation Committee and Nominating Committee be independent, that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that the Compensation Committee members also satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act.
Our Board has affirmatively determined that Mmes. Gambale, Leite, and Lema and Messrs. Breach, Durand, Fosnaugh, Klausmeyer, Guan, and Taylor meet the requirements to be an independent director under Nasdaq Listing Standards. In making this determination, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock.

Board Meetings and Committees
For the year ended December 31, 2021, our Board held five meetings. Our Audit Committee and our Compensation and Nominating Committee each held six meetings during 2021. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2021, each director attended at least 75% of an aggregate of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.
Our Board has an Audit Committee and a Compensation and Nominating Committee. The composition, duties, and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Board Member	Audit Committee	Compensation and Nominating Committee
David A. Breach		X
Andre Durand	X
Michael Fosnaugh		X
Virginia Gambale	X
Charles Guan
Dean Hager
Kevin Klausmeyer	X (Chair)
Vina Leite		X (Chair)
Christina Lema
Martin Taylor		X
Audit Committee
The Audit Committee is responsible for, among other matters:
1.
appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

2.
pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

3.
reviewing our policies on risk assessment and risk management;

4.
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

5.
reviewing the adequacy of our internal control over financial reporting;

6.
establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

7.
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

8.
monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

9.
preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

10.
reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

11.
reviewing and discussing with management and our independent registered public accounting firm our earnings releases.

Our Board has affirmatively determined that Ms. Gambale and Messrs. Klausmeyer and Durand meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the applicable Nasdaq listing standards. In addition, our Board has determined that Mr. Klausmeyer qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at ir.jamf.com. Our website is not part of this proxy statement.
Compensation and Nominating Committee
The Compensation and Nominating Committee is responsible for, among other matters:
1.
annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

2.
evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

3.
reviewing and approving the compensation of our other executive officers;

4.
appointing, compensating, and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

5.
conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

6.
annually reviewing, and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq;

7.
reviewing and establishing our overall management compensation, philosophy and policy;

8.
overseeing and administering our compensation and similar plans;

9.
reviewing and making recommendations to our Board with respect to director compensation;

10.
reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

11.
developing and recommending to our Board criteria for board and committee membership;

12.
subject to the rights of Vista under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

13.
developing and recommending to our Board best practices and corporate governance principles;

14.
developing and recommending to our Board a set of corporate governance guidelines; and

15.
reviewing and recommending to our Board the functions, duties, and compositions of the committees of our Board.

Our Board has affirmatively determined that Ms. Leite and Messrs. Breach, Fosnaugh and Taylor meet the definition of “independent director” for purposes of serving on a Compensation Committee under Rule 10C-1 of the Exchange Act.
The Board has adopted a written charter for the Compensation and Nominating Committee, which is available on our corporate website at ir.jamf.com. Our website is not part of this proxy statement.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent directors from outside organizations and who are Vista-affiliated, as well as management directors that make up our Board, along with the role of our Chair and our Board committee composition, benefits Jamf and its shareholders.
Independence; Board Mix
Our Board has an effective mix of independent and management directors. Our Board includes nine independent directors (including our current Chairman Mr. Fosnaugh), as well as our Chief Executive Officer, Dean Hager.
Chair
Our Bylaws provide that Vista has the right to designate the Chair of the Board for so long as Vista beneficially owns at least 30% or more of our Voting Stock. Mr. Fosnaugh has been our Chair since November 2020. Mr. Fosnaugh has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including technology, finance, marketing, business transactions, and mergers and acquisitions. This knowledge and experience gives Mr. Fosnaugh the insight necessary to navigate the responsibilities of strategic development and execution.
Performance Evaluation
The Board recognizes that a thorough, constructive evaluation process enhances the Board’s effectiveness and is an essential element of good corporate governance. Each year, our Compensation and Nominating Committee conducts a performance evaluation to determine whether the Board, its committees and the directors are functioning effectively. The evaluation process focuses on the contributions to Jamf by the Board and each standing committee of the Board, with an enhanced focus on areas in which the Board or management believes could improve. Written questionnaires solicit feedback on a range of issues, including Board and committee structure and composition; meeting process and dynamics; execution of key responsibilities; interaction with management; interaction with advisors and other parties, such as auditors; and information and resources. Director suggestions for improvements based on evaluation results, as well as to evaluation questionnaires and process, are considered for incorporation for the following year.
Board Diversity Matrix
The table below provides certain highlights of the composition of our Board as of March 31, 2022. Each of the categories listed in the table below has the meaning set forth in Nasdaq Rule 5605(f).
Board Diversity Matrix (as of March 31, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	0	0
Part II: Demographic Background
African American or Black	1	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	4	0	0
Two or More Races or Ethnicities	1	1	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors, and officers from engaging in hedging transactions, including hedging or monetization transaction mechanisms including such as the use of financial instruments including, for example, prepaid variable forwards, equity swaps, collars, and exchange funds. Additionally, directors, officers, and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Risk Oversight
Our management team is responsible for the day-to-day management of risks we face, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes our management team has designed and implemented are appropriate and functioning as designed. To that end, our Board believes that open communication between our management team and our Board is essential for effective risk management and oversight. Our CEO and other members of the senior management team attend periodic meetings of our Board and its committees, as well as such other meetings as the Board or its Committees deems appropriate, where, among other topics, they discuss strategy and key risks facing the Company. In this respect, our full Board reviews strategic and operational risk in the context of reports from our management team, and evaluates the risks inherent in significant transactions and events.
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk. In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge, especially with respect to cybersecurity, privacy, and information security given the nature of our business. Further, throughout the COVID-19 pandemic our Board has closely monitored the rapidly evolving effects of COVID-19, its potential impact on our business, and risk mitigation strategies.
While our full Board has overall responsibility for risk oversight, our Board committees help fulfill those oversight responsibilities in certain areas of risk. Our Audit Committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, tax, liquidity risk, prevention, cybersecurity, and other financial and audit related risks. Our Audit Committee discusses with our management team and Ernst & Young LLP guidelines and policies with respect to risk assessment and risk management and reviews our major financial risk exposures and the steps our management team has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis, such as risk associated with internal control over financial reporting, liquidity risk, and the timely detection and mitigation of the effects of cybersecurity threats or incidents to Jamf. Our Compensation and Nominating Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs. In addition, our Compensation and Nominating Committee oversees our major corporate governance risks, including through monitoring the effectiveness of the Company’s ESG efforts and compliance with our Corporate Governance Guidelines. We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes.
Code of Ethics
We have adopted a code of ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. Our code of ethics is available on our website at ir.jamf.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

Compensation Committee Interlocks and Insider Participation
No interlocking relationships exist between the members of our Board and the board or compensation committee of any other company.
Communications by Shareholders and Other Interested Parties with the Board
Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
Jamf Holding Corp.
100 Washington Ave S, Suite 1100
Minneapolis, MN 55401
ATTN: Board of Directors
c/o Chief Legal Officer and Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Jamf will receive the communications and process them before forwarding them to the addressee. Jamf may also refer communications to other departments within Jamf. Jamf generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Jamf.
Corporate Responsibility
We recognize the importance of a thoughtful approach to corporate citizenship and sustainability, as we believe operating our business in line with these principles drives long-term value for our stakeholders. We continue to develop our strategies and shape our programs around corporate responsibility. We have a number of programs in place, which we remain committed to maintaining and improving, including programs in the following areas:
Trust Center
Trust, the cornerstone of our relationships, is built with transparency and openness about our security practices and how we handle and safeguard data. With a “say as we do, do as we say” philosophy, we strive to ensure all stakeholders are confident in our words and encouraged by our actions. Our goal is to create an exceptional user experience while delivering the level of privacy and security necessary to meet your needs and to earn and keep your trust.
Jamf’s enterprise risk management program helps us make better decisions and protect the things that matter to us and every stakeholder. This program includes evaluating our supply chain ensure there is no slavery or human trafficking in any part of our business or our supply chains. Learn more about our approach to security, compliance and privacy at https://www.jamf.com/trust-center/. Our website is not part of this proxy statement.
Sustainability
We want to deliver value to our customers, communities, and shareholders for the long term. Therefore, we must do our part in protecting our planet. Our vision is to one day become carbon positive in our company operations. Prior to that, we are focused on quantifying our carbon footprint, raising awareness and knowledge, and giving back to our global and local communities. Our values of selflessness and relentless self-improvement fuel our desire to thrive sustainably.
What we have done:
•
Established a Sustainability Leadership Council that meets on a regular basis to discuss priorities and progress initiatives;

•
Partnered with cloud providers that hold high sustainability standards;

•
Subsidized public transportation programs and provide bicycle storage for employees;

•
Installed solar offset on one of our major office buildings;

•
Provided compost waste services in our offices;

•
Implemented environmental reporting software to track energy and transport use;

•
Introduced intelligent lighting systems that conserve energy and usage; and

•
Provided green initiatives in our paid volunteer and philanthropic efforts.

Social Responsibility and Community Giving
We are committed to driving social good through corporate citizenship not only in the communities where we operate, but around the globe, with a focus on technology equity. Examples of these efforts include:
•
Jamf Nation Global Foundation (“JNGF”). A 501(c)(3) non-profit organization established in 2013 out of a desire to provide Jamf employees with additional opportunities to participate in their communities and organizations of choice through volunteering and financial contributions. Since inception, Jamf and Jamf employees have donated over $2.7 million and over 35,000 volunteer hours to organizations globally through JNGF.

•
Good Neighbor Fund. Jamf allocates funding to each of its offices to be a good neighbor to our communities through donations to organizations in need. Funds are allocated when we discover a need in the community that we believe should be addressed at the company-level, rather than by a single employee.

•
Jamf Heroes. Customer advocacy program established in 2018 dedicated to helping our most passionate customers achieve success through education and community. Jamf Heroes volunteer their time to help each other but also donate program rewards to charities.

•
Jamf MATTER Innovation Hubs. A 21st century classroom program launched in Haiti in 2017 to deliver the best learning opportunities to students around the globe regardless of conditions. Innovation Hubs are built as full-solution learning environments to deliver technology enabled active learning. Jamf currently supports six Innovation Hubs with plans for additional hubs both inside and outside the U.S.

•
UWEC’s BluGold Beginnings Code Camp. A program through the University of Wisconsin — Eau Claire (“UWEC”) that offers precollege camps to promote a college-going culture among area youth, especially those who are underrepresented, low-income or first-generation college prospects. For six years and running, Jamf has partnered with UWEC to provide coding curriculum that helps students to learn how websites, games, and applications are built.

•
Apple Community Education Initiatives. We have been involved in helping Apple with their own community education initiatives for many years, including the following programs:

•
ConnectED. Launched in 2014 as part of a commitment to President Obama’s ConnectED initiative, Apple pledged $100 million in iPads, MacBooks, and other products along with content and professional development tools to enrich learning in underserved schools across the county. Jamf has been involved since inception, directly helping support 112 of the 114 schools involved in this initiative.

•
Apple Consultant Network (“ACN”) Training Academies. The ACN Program is designed for companies which focus on delivering technical consulting, implementation, integration and ongoing support services to small- and medium-sized businesses. Jamf has provided the MDM Overview within ACN workshops and provided Jamf 100 exam codes for facilitators.

Human Capital Management
Jamf is a culmination of passionate, committed, and bright people who shape our culture and live our core values of Selflessness and Relentless Self-Improvement. We do not say we are the best, but we strive to be the best — for our customers, our employees, and our communities. Our leaders encourage autonomy, exploration, and innovation with spirit and enthusiasm. Through transparency, openness, and humility, we embrace the opportunity to challenge ourselves. We are a group of curious self-starters who thrive on taking initiative and are excited by global impact. We strive to provide an environment where our employees enjoy the freedom to be themselves and work how they work best. As of December 31, 2021, our voluntary retention rate for employees was 91%. Additionally, in our annual employee engagement survey conducted in September 2021, 88% of over 1,800 employees responding agreed that they would recommend Jamf as a great place to work. Furthermore, in December 2021, Jamf was certified by Great Place to Work®, a global leader in workplace culture, as a “Great Place to Work®,” with 90% of employees saying Jamf is a great place to work compared to 59% of employees at a typical U.S.-based company. In 2021, Jamf also ranked as a Fortune Best Workplaces for Women, Fortune Best Workplaces in Technology, Fortune Best Workplaces for Millennials, and Fortune Best Workplaces for Parents.
We believe that we can only be our best selves when given the freedom to be ourselves. To that end, we believe it is important to create a safe space where everyone is able to express their unique needs to propel Jamf to be a global leader of equality and fairness in the workplace. Our employee-led Employee Resource Groups (ERGs) aim to help others feel empowered for safe and authentic expression, to lead the projects events and groups that they are passionate about, and take action on issues related to inclusion and diversity at Jamf. These ERGs (Women@Jamf, Accessibility@Jamf, The Shades of Jamf, PROUD@Jamf and Families@Jamf) provide a safe space for empowerment and cultural education. As of December 31, 2021, based on employees who chose to identify their gender, approximately 31.1% of our workforce and 35.8% of new hires in 2021 were women. Women also made up approximately 34.5% of the Jamf management team as of December 31, 2021.
As of December 31, 2021, we had 2,212 employees, of which 1,407 were employed in the United States and 805 were employed outside of the United States. We have high employee engagement and consider our current relationship with our employees to be good. In certain countries in which we operate we are subject to, and comply with, local labor law requirements, which automatically make our employees subject to industry-wide collective bargaining agreements. An insubstantial number of our employees are currently subject to collective bargaining agreements. We have not experienced any work stoppages.
In response to the COVID-19 pandemic, we have implemented a number of measures focused on promoting employee choice, health, and safety and ensuring business continuity. We carefully assess, and reassess, safe working conditions for our offices on a case-by-case basis to ensure that we implement appropriate protective measures, such as capacity restrictions based on local government and health organization guidance. We believe that we have the opportunity to be a leader in a new approach to work, which is rooted in a flexible and hybrid model enabled by a digital-first mindset that puts employee choice, health, and safety first.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Jamf as of March 31, 2022:
Name	Age	Position
Dean Hager	55	Chief Executive Officer
Linh Lam	39	Chief Information Officer
Jeff Lendino	51	Chief Legal Officer
Jill Putman	54	Chief Financial Officer
John Strosahl	55	Chief Operating Officer & President
Jason Wudi	43	Chief Strategist
Dean Hager is the Chief Executive Officer and a member of our Board. His biography can be found above under “Board of Directors and Corporate Governance — Continuing Directors.”
Linh Lam has served as the Chief Information Officer at Jamf since September 2021. Prior to joining Jamf, Ms. Lam was Chief Information Officer at ICE Mortgage Technology, a division of Intercontinental Exchange, from September 2020 to September 2021, SVP and Chief Information Officer at Ellie Mae from September 2018 to September 2020 (at which time Ellie Mae was acquired by Intercontinental Exchange), and Senior Director — Head of Enterprise Applications from July 2017 to September 2020. Prior thereto, Ms. Lam was an information technology leader at Hitachi Data Systems where she led large-scale, global customer relationship management and digital experience transformations that supported the company’s transition from a hardware to cloud software and solutions company. Ms. Lam holds a Bachelor of Arts degree from Stanford University.
Jeff Lendino has served as the Chief Legal Officer at Jamf since October 2020, and previously served at Jamf as the General Counsel from June 2018 until October 2020. Prior to this, Mr. Lendino was the General Counsel at Vireo Health, Inc. from July 2017 until May 2018. Prior to this, Mr. Lendino held various legal roles from August 1999 until June 2017, including General Counsel, at Kroll Ontrack, a pioneer in the data recovery and e-discovery industries. Mr. Lendino holds a bachelor’s degree in Spanish from St. John’s University (Minnesota) and a juris doctorate from William Mitchell College of Law.
Jill Putman has been the Chief Financial Officer at Jamf since June 2014. Prior to her role at Jamf, Ms. Putman was the Chief Financial Officer at Kroll Ontrack from July 2011 until May 2014. From 1997 to 2009, Ms. Putman held several roles, including VP of Finance, at Secure Computing, which was acquired by McAfee in 2008. Ms. Putman began her career with KPMG, serving in its audit practice. Ms. Putman has served as a director of Queen’s Gambit Growth Capital since January 2021 and as a director of Integral Ad Science since January 2021. Ms. Putman holds a bachelor’s degree in Accounting and Psychology from Luther College, an MBA from the University of St. Thomas, and is a CPA, inactive.
John Strosahl has served as the Chief Operating Officer since January 2020 and President since January 2022, and previously served at Jamf as the Chief Revenue Officer from October 2015 until January 2020. Prior to joining Jamf, Mr. Strosahl was a Vice President at eBay from November 2013 until October 2015. Prior to this, Mr. Strosahl held various executive roles at Digital River, Inc., a global e-commerce company. Mr. Strosahl holds a bachelor’s degree from Illinois Wesleyan University and a master’s degree from the University of Illinois at Chicago.
Jason Wudi has served as the Chief Strategist at Jamf since January 2022 as well as from June 2017 until January 2020, and previously served as the Chief Technology Officer at Jamf from January 2020 until January 2022 as well as from October 2013 until June 2017, the Chief Cultural Officer from October 2011 until October 2013 and the Director of Services and Support from July 2006 until January 2012. Prior to his roles at Jamf, Mr. Wudi worked in the information system services department at the University of Wisconsin-Eau Claire. Mr. Wudi holds a bachelor’s degree in Information Systems from the University of Wisconsin-Eau Claire.

EXECUTIVE AND DIRECTOR COMPENSATION
Unless we state otherwise or the context otherwise requires, in this Executive and Director Compensation section the terms “Jamf,” “we,” “us,” “our,” and the “Company” refer to Jamf Software, LLC, a wholly-owned subsidiary of Jamf Holding Corp., for the period up to our IPO, and to Jamf Holding Corp. for all periods following our IPO.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides an overview of our executive compensation program and the compensation awarded to, earned by, or paid to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and our three most highly compensated officers (other than the CEO and CFO) for 2021 (who, along with the CFO and CEO, we refer to as our Named Executive Officers (“NEOs”)). For 2021, our NEOs are:
Name	Principal Position
Dean Hager	Chief Executive Officer
Jill Putman	Chief Financial Officer
John Strosahl	Chief Operating Officer
Jason Wudi	Chief Strategist
Jeff Lendino	Chief Legal Officer
Business Overview and 2021 Performance Highlights
Below is a summary of key financial and operational performance highlights for 2021:
•
Our Annual Recurring Revenue (“ARR”), or the annualized value of all subscription and support and maintenance contracts as of the end of the applicable period, was $412.5 million as of December 31, 2021, an increase of 45% year-over-year.

•
Our total revenue was $366.4 million for the year ended December 31, 2021, an increase of 36% year-over-year.

•
Our gross profit was $276.0 million for the year ended December 31, 2021, compared to $208.1 million for the year ended December 31, 2020. Our non-GAAP gross profit was $296.6 million for the year ended December 31, 2021, compared to $219.7 million for the year ended December 31, 2020.

•
Our operating loss was $76.2 million for the year ended December 31, 2021, compared to operating loss of $17.5 million for the year ended December 31, 2020. Our non-GAAP operating income was $20.5 million for the year ended December 31, 2021, compared to $27.5 million for the year ended December 31, 2020.

•
Our cash flow provided by operations was $65.2 million for the year ended December 31, 2021, compared to $52.8 million for the year ended December 31, 2020.

•
We completed two acquisitions: the acquisition of Wandera, Inc. (“Wandera”) and the acquisition of the technical assets of cmdSecurity (“cmdReporter”). Wandera is a leader in zero trust cloud security and access for mobile devices. As an Apple-first provider of unified cloud security, Wandera expands our security offering for the enterprise. With cmdReporter, we further extended the security capabilities of our expansive Apple Enterprise Management platform.

•
We added a record number of devices in 2021, over six million, to end the year with more than 26.6 million devices on our platform.

•
We ended 2021 serving more than 60,000 customers, representing an increase of over 13,000 customers during 2021.

•
We announced success with our new line of security-focused products for commercial organizations, with approximately 8,000 commercial customers running Jamf Connect, Jamf Private Access, Jamf Protect, Jamf Threat Defense, or Jamf Data Policy on millions of devices.

•
We announced we empower more than 36 million students via one-to-one and shared Apple devices across more than 32,000 schools around the globe with key functionality to facilitate technology-enabled active learning.

•
We hosted the Jamf Nation User Conference (“JNUC”), our annual users conference, virtually with our partners to recognize our customers’ success, demonstrate multiple new products, and deliver keynote presentations from industry leaders.

We believe that the efforts of our NEOs were critical to our financial and operational successes in 2021.
Non-GAAP gross profit and non-GAAP operating income are non-GAAP measures that exclude the impact of certain items. GAAP means U.S. generally accepted accounting principles. This non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. For more information, including reconciliations of each non-GAAP measure to the applicable GAAP measure, please refer to Appendix A of this proxy statement.
2021 Executive Compensation Program Highlights
Highlights of our 2021 executive compensation program include:
•
Base salaries that are competitive with those offered by our peer companies;

•
An annual cash incentive opportunity contingent on the achievement of corporate financial performance, targeted at a percentage of each executive’s base salary, with payout on a sliding scale depending upon the degree to which we achieve our corporate financial goals;

•
Equity awards, comprised of restricted stock units (“RSUs”), the values of which rise as our stock price rises, and that align the interests of our executives with those of our shareholders; and

•
Competitive benefits that enable our executives to maintain their health and welfare, and to save for their retirement.

Overview of our Executive Compensation Program
Our executive compensation program is designed to help us attract, retain, and incentivize talented executives, to closely align pay with performance, and to align the interests of our NEOs with those of our shareholders. To further these goals, we tie a meaningful portion of our NEOs’ compensation to the attainment of key performance goals that we believe will help us attain short- and long-term business objectives and create shareholder value. In addition, we grant equity-based compensation to align the interests of our NEOs with those of our shareholders.

The compensation of our NEOs in 2021 consisted of the following elements:
Compensation Element	Purpose	Features
Base salary	To provide a fair and competitive base level of compensation for services rendered	Fixed annual salary targeted at or above the 50th percentile of our peer group
Annual Short-Term Incentive Compensation	To motivate and reward for achievements relative to our goals and expectations for each fiscal year	Annual cash incentive opportunity with payment of a targeted amount contingent on achievement of corporate financial results, with payout on a sliding scale depending on over or under-achievement of corporate financial results
Equity Incentive Compensation	To align executives’ interests with those of our shareholders and provide an incentive for our executives to remain with us	RSUs that vest over time, the values of which rise as our stock price rises, and that align the interests of our executives with those of our shareholders, generally targeted at the 75th percentile of our peer group
Other Benefits	To provide market-competitive benefits to enable our executives to maintain their health and welfare, and to save for their retirement	Benefit plans such as medical, dental, and life insurance plans; 401(K) plan; we do not provide material executive perquisites or supplemental executive benefits
In addition to our direct compensation elements, the following features of our compensation program are designed to align our executive team with shareholder interests and with market best practices:
What We Do	What We Don’t Do
✓ Maintain an industry-specific peer group for benchmarking pay	× Allow hedging or pledging of equity
✓ Target pay based on market norms	× Allow for re-pricing of equity awards
✓ Deliver executive compensation primarily through performance-based pay (cash and equity)	× Provide excessive perquisites
✓ Offer market-competitive benefits for executives that are consistent with the rest of our employees	× Provide supplemental executive retirement plans
✓ Align performance goals for the NEOs with those of the employees generally	× Offer dividend equivalents on unearned RSUs
✓ Consult with an independent compensation consultant on compensation levels and practices	× Provide guaranteed incentive payments
We believe that these features of our executive compensation program benefit the Company as a whole and serve to increase the alignment of incentives between our NEOs and our shareholders.
Process for Determining NEO Compensation
The Compensation and Nominating Committee
The Compensation and Nominating Committee (or, as used in this Compensation Discussion and Analysis and the compensation tables that follow, the “Committee”) oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to our NEOs and for overseeing our equity compensation plans and awards. As described below, the Committee also works with members of management and obtains advice from an independent compensation consultant in the course of making its compensation decisions.
The Role of Management
Our CEO, CFO and Chief Human Resources Officer (“CHRO”) typically review the design of our executive compensation program, working with internal resources, as well as our independent compensation consultant. Based on this review, management may recommend modifications to the executive compensation program for the Committee’s consideration. In addition, our CEO provides to the Committee an assessment of the Company performance and individual performance of each NEO (other than himself). Based on this assessment, our CEO, CFO and CHRO will make recommendations to the Committee on the compensation of such NEOs, including the appropriate split between elements of compensation. In preparing compensation recommendations, our CEO, CFO, CHRO, and other members of management involved in the compensation process review market compensation data, consisting of peer group data and other supplementary third party survey data, and benchmark the compensation for our NEOs against such data.
Independent Compensation Consultant
In connection with the design and oversight of our compensation program, the Committee has retained Radford, an independent compensation consulting firm, to provide advice on a broad range of executive and non-employee director compensation-related matters, including the development of a peer group for compensation-setting purposes, and assistance in determining an approach to both equity-based compensation generally as well as competitive levels of cash and equity compensation for our NEOs and non-employee directors. After consideration of the independence assessment factors provided under the listing rules of the Nasdaq, it was determined that Radford was independent and that the work it performed during 2021 did not raise any conflicts of interest.
Use of Competitive Market Data and Peer Groups
The Committee directs Radford to provide it with competitive market data and analysis based on a select group of peers and companies and published compensation survey data, as well as current market practices and trends, compensation structures and peer group compensation ranges. The competitive market data Radford provides is based on a compensation peer group selected and approved by the Committee with input and guidance from Radford and published compensation survey data in cases where there is insufficient data for specific executive positions within the peer group companies. The compensation peer group is comprised of companies that are considered similar to us at the time of selection based on industry, business focus, and various financial criteria, including revenue, profitability, market capitalization, and revenue growth rate.
Based on these criteria, our peer group for 2021, as approved by our Committee, was comprised of the following 24 companies:
Altair Engineering	Dynatrace	New Relic	SailPoint Technologies
Appfolio	Everbridge	PagerDuty	Smartsheet
Avalara	Five9	Paylocity	Sprout Social
Blackline	Medallia	Ping Identity	SPS Commerce
Cloudflare	Model N	Pluralsight	SVMK
Domo	nCino	Q2	Workiva
We believe that the compensation practices of our 2021 peer group provided us with appropriate compensation data for evaluating the competitiveness of the compensation of our NEOs during 2021.
Notwithstanding the similarities of the 2021 peer group to Jamf, due to the nature of our business and our industry, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater compensation potential. In 2021, cash compensation for our executive officers was generally targeted at or above the 50th percentile of our 2021 peer group and long-term equity incentive compensation was generally targeted at or above the 75th percentile of our 2021 peer group. Although the executive compensation was generally targeted per the above, other criteria may be considered, including market factors, the experience level of the executive and the executive’s performance against established company and individual goals, in determining variations to this general target range.
Consideration of Say-On-Pay Advisory Vote
In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended. Therefore, we were not required to hold a non-binding, advisory vote on the compensation of our NEOs (a “Say-on-Pay” vote). We will hold our first vote on Say-on-Pay frequency at this Annual Meeting and expect to hold our first vote on Say-on-Pay at our 2023 annual meeting. Because we value the opinions of our shareholders, the Board and the Committee will consider the outcome of future Say-on-Pay voting results as well as feedback received throughout the year, when making compensation decisions for our executive officers in the future.
Pay Mix
Our Committee oversees the general mix of the elements of our executive compensation programs. It does not target a specific mix of value for the compensation elements within these programs in either the program design or pay decisions. Rather, our Committee reviews the mix of compensation elements to ensure that performance-based compensation is appropriately apportioned to the short-term and to the long-term to ensure alignment with our business goals, performance and shareholder interests.
Components of Our NEO Compensation Program
Base Salary
Each of our NEOs is paid a base salary. The Committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual NEO’s skills, experience and role. Base salaries are established based on a review of peer group data, if available for a particular position, and other third party data obtained by our independent compensation consultant; internal pay equity; and each NEO’s skill set, experience, role, responsibilities and prior year performance. Such base salaries are reviewed annually, and may be adjusted based on such factors and the recommendations of our CEO, except with respect to his own base salary. The table below sets forth the adjustments made to base salary in 2021 for each of our NEOs:
Name	2020 Base Salary ($)	2021 Base Salary ($)	% Change
Dean Hager	375,000	375,000	—%
Jill Putman	325,000	334,750	3.0%
John Strosahl	270,000	284,850	5.5%
Jason Wudi(1)	—	297,000
Jeff Lendino(1)	—	278,100

(1)
Messrs. Lendino and Wudi were not NEOs for 2020.

Annual Short-Term Incentive Plan
Our annual cash incentive plan for the 2021 fiscal year (the “2021 AIP”) motivates and rewards our executives for achievements relative to our goals and expectations for each fiscal year. Each NEO has a target cash incentive award opportunity, defined as a percentage of his or her annual base salary (see “— 2021 AIP NEO Award Targets and AIP Payouts” for each NEO’s target percentage). The dominant considerations in evaluating performance under the 2021 AIP are our financial performance relative to our plan and achievement of corporate objectives for the year; though our Committee may also consider the individual NEO’s handling of unplanned events and opportunities as well as the CEO’s input with respect to the performance of our Company and other executives, as appropriate.
Target cash incentive award opportunities are determined with respect to the same corporate objectives and formula for all employees eligible to participate under our 2021 AIP, including our NEOs, and represent a specific percentage of annual base salary (except that (1) for Mr. Strosahl, a portion of his cash incentive award opportunity is determined with respect to certain annual contract value (“ACV”) bookings target, as further described below and (2) for Mr. Hager, a portion of his cash incentive award opportunity is based upon certain additional ARR, non-GAAP operating income, and diversity targets, as further described below). The Committee has included these additional metrics for the cash incentive awards for Messrs. Hager and Strosahl in order to incentivize additional corporate performance goals.
2021 Performance Targets
The Committee determines the performance metrics and the performance goals for our annual cash incentive award program on an annual basis, based on input from management, our annual operating plan, our technical roadmap, and performance projections provided by us to the financial investment community. Our performance goals are set to be challenging, yet achievable. The selected performance goals are intended to promote the achievement of short-term business objectives and to support our longer-term business objectives. Accordingly, the Committee decided that payments under the 2021 AIP would depend on the Company’s achievement of total revenue and ARR targets for 2021, as follows:
	Threshold		On-Target Value (dollars in millions)	Weighting
Measure(1)	Percentage	Value (dollars in millions)
ARR	90%	338.85	376.50	70%
Total revenue	90%	309.15	343.50	30%

(1)
2021 AIP targets reflect legacy Jamf performance targets and do not take into account the acquisition of Wandera.

Under the 2021 AIP, no cash award was payable with respect to a particular measure (ARR or total revenue) if the percentage achievement was below the threshold (90%) for the applicable target. In addition, the 2021 AIP includes a payout accelerator of 4% of the payment amount per each 1% over target as follows:
Actual Achievement	Payout
Below 90%	0%
100%	100%
Each 1% over target	Additional 4%
For Mr. Strosahl, 50% of his on-target cash incentive award opportunity was determined as provided under the 2021 AIP, and 50% of his on-target cash incentive award opportunity (with a target of 50% of Mr. Strosahl’s base salary) was determined based on a Management by Objective (“MBO”) in respect of the Company’s performance against certain new ACV bookings targets for 2021, plus additional stretch opportunities based on performance against the new ACV bookings MBO. Mr. Strosahl earned $194,575 under this component of his cash incentive award opportunity based on the Company’s performance against this new ACV bookings MBO.
For Mr. Hager, 60% of his on-target cash incentive award opportunity was determined as provided under the 2021 AIP, and 40% of his on-target cash incentive award opportunity would be payable upon achievement of the following goals for 2021: (1) achievement of $1 million of ARR above the $376.5 million 2021 AIP target, (2) achievement of non-GAAP operating income of $20 million (taking into account the payment of Mr. Hager’s cash incentive award), and (3) an increase in the Company’s BIPOC representation for each of the general Jamf employee base, Jamf management population, and Jamf board of directors over the then-existing baseline. Each of these goals was achieved, and Mr. Hager earned $150,000 under this component of his cash incentive award opportunity.
2021 AIP NEO Award Targets and AIP Payouts
In February 2022, the Committee determined that the Company had achieved an average of approximately 103% of its ARR target and approximately 104% of its total revenue target as described above under “— 2021 Performance Targets.” Accordingly, the weighted payout taking into account the accelerator was approximately 111.9% of target.
In light of such achievement, the actual cash incentive award amounts under the 2021 AIP were approved by our Committee and paid to our NEOs, as set forth in the table below.
Named Executive Officer	2021 Target Cash Incentive Award (% of 2021 Base Salary)	2021 Target Cash Incentive Award Opportunity ($)	2021 Actual Cash Incentive Award Payment ($)
Dean Hager(1)	60%	225,000	251,730
Jill Putman	75%	251,063	279,315
John Strosahl(2)	50%	142,425	159,345
Jason Wudi	50%	148,500	163,237
Jeff Lendino	50%	139,050	154,698

(1)
In addition, Mr. Hager earned $150,000 based on achievement with respect the additional components to his cash incentive award opportunity as described above under “— 2021 Performance Targets.”

(2)
In addition, Mr. Strosahl earned $194,575 based on achievement with respect the additional components to his cash incentive award opportunity as described above under “— 2021 Performance Targets.”

Long-Term Equity Incentive Awards
The Committee believes that in order to appropriately incentivize NEOs to create shareholder value, a significant portion of our NEOs’ compensation should be in the form of equity-based compensation. Our long-term incentive program is designed to tie compensation realized to stock price performance, and encourage retention of key executives. Our long-term incentive program is a key tool in aligning NEO pay with value creation on behalf of shareholders.
2021 Equity Grants
In 2021, the Committee approved the grant of RSUs to each of our NEOs. The RSUs vest ratably over four years from the date of grant based on the NEO’s continued employment through each vesting date. The vesting of the RSUs may be accelerated under certain prescribed circumstances. Each RSU corresponds in value to a single share of our common stock. On each vesting date, the number of RSUs that vest will be distributed in an equivalent number of shares of our common stock less any shares withheld as the result of a net share settle.
The Committee granted RSUs to our NEOs because RSUs help to align the interests of our NEOs with those of our shareholders (because the value of the RSUs is tied to our share performance) and to encourage retention through time-based vesting. In particular, the Committee considered retention incentives given the limited amount of long-term incentive awards held by our NEOs at the time of grant.
The Committee set the target grant date equity value of the awards for each NEO based on the factors described above, and in connection with setting such targets the Committee engaged Radford to provide it with competitive market data and analysis based on a select group of peers and companies and published compensation survey data, as well as information about current market practices and trends. The grant date equity value of the 2021 RSUs granted to each of our NEOs is set forth below.

Named Executive Officer	Grant Date	Grant Date Fair Value of Stock Awards ($)(1)
Dean Hager	June 1, 2021	7,690,776
Jill Putman	June 1, 2021	4,805,677
John Strosahl	June 1, 2021	4,965,586
Jason Wudi	June 1, 2021	4,263,767
Jeff Lendino	June 1, 2021	3,992,431

(1)
Amounts represent the grant date fair value of RSUs granted to the NEOs as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The assumptions used in calculating grant-date fair value of the RSUs are set forth in Notes 2 and 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the NEOs for these RSUs.

Employee Benefits
We maintain a tax-qualified retirement plan that provides all of our full-time U.S. employees, including our NEOs, with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Internal Revenue Code of 1986, as amended. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made. Our NEOs participate in our 401(k) plan on the same basis as other eligible employees. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our NEOs.
All of our full-time U.S. employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical and dental benefits, life insurance benefits, and short-term and long-term disability insurance. Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our NEOs.
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our NEOs. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual NEO in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation or retention purposes.
Change in Control and Severance Benefits
We have entered into letter agreements with each of our NEOs, which provide for severance payments and benefits in connection with certain terminations of employment. In addition, the stock awards granted to our NEOs would vest in connection with a qualifying termination of employment following a change in control, and the outstanding option awards (both time-based and return-based) would vest in connection with the realization by Vista of its investment returns of $1.515 billion or more, in each case, subject to continued service through such time. These severance payments and benefits are more fully described below under “— Potential Payments Upon Termination or Change in Control.”
Compensation Risk Assessment
The Committee regularly reviews our compensation policies and practices, including the risks created by our compensation plans, and has concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations
The Committee considers the tax and accounting consequences of compensation paid under our executive compensation program. However, the Committee believes that its primary responsibility is to maintain an executive compensation program that attracts, retains, and rewards our NEOs. Accordingly, the Committee has paid, and may continue to pay, in its discretion, compensation that is not fully deductible or is limited as to tax deductibility.

COMPENSATION COMMITTEE REPORT
The Compensation and Nominating Committee has reviewed and discussed the “Compensation Discussion and Analysis” disclosure with management. Based on this review and discussion, the Compensation and Nominating Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement distributed in connection with the Annual Meeting.
The Compensation and Nominating Committee:
Vina Leite, Chair
David Breach
Michael Fosnaugh
Martin Taylor
The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Jamf specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Executive Compensation
Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our NEOs for 2021 and, if applicable, 2020 and 2019.
Name and principal position	Year	Salary	Bonus(1)	Nonequity incentive plan compensation(2)	Stock Awards(3)	All Other Compensation(4)(5)	Total
Dean Hager, Chief Executive Officer(6)	2021	$375,000	—	$401,730	$7,690,776	$8,817	$8,476,323
	2020	$360,578	—	$395,963	—	$8,667	$765,208
	2019	$300,001	$11,500	$382,124	—	$8,517	$702,142
Jill Putman, Chief Financial Officer	2021	$332,875	—	$279,315	$4,805,677	$8,817	$5,426,684
	2020	$323,939	—	$247,168	—	$8,667	$579,774
	2019	$313,899	$12,300	$210,676	—	$8,517	$545,392
John Strosahl, Chief Operating Officer & President	2021	$281,994	—	$353,920	$4,965,586	$8,817	$5,610,317
	2020	$267,213	—	$322,107	—	$8,667	$597,987
	2019	$253,165	$9,387	$263,138	—	$8,517	$534,207
Jason Wudi, Chief Strategist	2021	$280,385	—	$163,327	$4,263,767	$8,813	$4,716,292
Jeff Lendino, Chief Legal Officer	2021	$276,543	—	$154,698	$3,992,431	$8,817	$4,432,489

(1)
Amounts represent discretionary one-time bonus amounts earned by each of our NEOs in respect of certain performance and Company operational objectives.

(2)
Represents the actual amounts earned by each of our NEOs under the performance-based cash incentive plan described above under “Compensation Discussion and Analysis — Annual Short-Term Incentive Plan.”

(3)
Amounts represent the grant date fair value of RSUs granted to the NEOs as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The assumptions used in calculating the grant-date fair value of the RSUs are set forth in Notes 2 and 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the NEOs for these RSUs.

(4)
Included in the “All Other Compensation” column for 2021, 2020 and 2019 were the following items: Company 401(k) and life insurance premiums.

(5)
Due to administrative error, the “All Other Compensation” received by each of Messrs. Hager and Strosahl and Ms. Putman during 2020 and 2019 was incorrectly reported as $0. The correct value is reflected in this Summary Compensation Table.

(6)
Mr. Hager serves on the Board, but is not paid additional compensation for such service.

Grant of Plan-Based Awards Table
The following table sets forth information regarding plan-based awards made to each of our NEOs during 2021.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other Stock Awards: Number of Shares of Stock or units (#)(3)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)
Dean Hager		60,750(2)	225,000	—
		150,000(5)	150,000(5)	150,000(5)
	6/1/2021				221,764	7,690,776
Jill Putman		67,787(2)	251,063	—
	6/1/2021				138,572	4,805,677
John Strosahl		38,455(2)	142,425	—
		142,425(6)	142,425(6)	—
	6/1/2021				143,183	4,965,586
Jason Wudi		40,095(2)	148,500	—
	6/1/2021				122,946	4,263,767
Jeff Lendino		37,544(2)	139,050	—
	6/1/2021				115,122	3,992,431

(1)
Amounts represent the threshold and target annual cash incentive award opportunities by our NEOs under the 2021 AIP. Cash incentive award amounts are calculated using the NEO’s target award percentage multiplied by their eligible base earnings in the calculation period. See “Compensation Discussion and Analysis — Annual Short-Term Incentive Plan” above for additional details. The actual amounts paid to our NEOs under our 2021 AIP are set forth in the Non-Equity Incentive Plan Compensation of the Summary Compensation Table above.

(2)
The amounts reported were calculated based on assuming achievement of only the revenue metric (30% of the applicable NEO’s target cash award percentage) under the general corporate goals of the 2021 AIP.

(3)
Amounts represent the number of RSUs granted to our NEOs in 2021. See “Compensation Discussion and Analysis — Long-Term Equity Incentive Awards” above for additional details.

(4)
Amounts represent the grant date fair value of RSUs granted to the NEOs as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The assumptions used in calculating grant-date fair value of the RSUs are set forth in Notes 2 and 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the NEOs for these RSUs.

(5)
See “Compensation Discussion and Analysis — 2021 Performance Targets” above for more information with respect to Mr. Hager’s cash incentive award opportunity.

(6)
See “Compensation Discussion and Analysis — 2021 Performance Targets” above for more information with respect to Mr. Strosahl’s cash incentive award opportunity.

Outstanding Equity Awards at 2021 Fiscal Year End
Option Awards(1)							Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable(2)	Number of securities underlying unexercised options (#) unexercisable(2)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)(3)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(4)	Market value of shares of units of stock that have not vested ($)(5)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Dean Hager	11/21/2017	886,882	—	825,000	5.49	11/21/2027
	12/10/2019	—	—	284,625	8.70	12/10/2029
	6/1/2021						221,764	8,429,250
Jill Putman	11/21/2017	330,667	—	183,334	5.49	11/21/2027
	10/10/2019	—	—	63,250	8.21	10/10/2029
	6/1/2021						138,572	5,267,122
John Strosahl	11/21/2017	—	—	121,000	5.49	11/21/2027
	10/10/2019	—	—	123,750	8.21	10/10/2029
	6/1/2021						143,183	5,442,386
Jason Wudi	11/21/2017	88,779	—	163,900	5.49	11/21/2027
	10/10/2019	—	—	74,250	8.21	10/10/2029
	6/1/2021						122,946	4,673,177
Jeff Lendino	6/4/2018	—	19,250	77,000	5.49	6/3/2028
	10/10/2019	—	—	63,250	8.21	10/10/2029
	6/1/2021						115,122	4,375,787

(1)
Each stock option was granted pursuant to our 2017 Stock Option Plan (the “2017 Plan”).

(2)
Reflects the number of shares underlying service options, which are scheduled to vest over a 4-year period as follows: 25% of the shares vest upon completion of one year of service measured from the date of grant, and the balance vests in 12 successive equal quarterly installments, subject to continuous service or upon certain change of control events. See “— Potential Payments Upon Termination or Change in Control.”

(3)
Reflects the number of shares underlying return-based options, which will vest and become exercisable when Vista’s realized cash return on its investment in the Company equals or exceeds $1.515 billion upon certain change of control events. See “— Potential Payments Upon Termination or Change in Control.”

(4)
The RSUs vest over a four-year period, with 25% of the shares to vest on the completion of each one-year anniversary of the vesting commencement date, subject to continuous service. The RSUs will fully vest upon a qualifying termination of employment following a change in control of the Company. See “— Potential Payments Upon Termination or Change in Control” below for additional details.

(5)
The amounts reported in this column are equal to the number of RSUs subject to the award multiplied by $38.01, which was the per share closing price of a share of our common stock on December 31, 2021 on the Nasdaq.

Option Exercises and Stock Vested
The following table shows the stock options that our NEOs exercised during 2021. No stock awards held by any of our NEOs vested during 2021.
Named Executive Officer	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)(2)
Dean Hager	763,118	21,238,107
Jill Putman	36,000	1,139,741
John Strosahl	181,500	5,419,522
Jason Wudi	116,096	3,432,932
Jeff Lendino	134,750	4,005,552

(1)
Represents the gross number of shares acquired upon exercise of vested stock options, without taking into account any shares withheld to cover the option exercise price or applicable tax obligations.

(2)
The value realized on exercise is calculated by multiplying the number of shares shown in the table by the market value at the time of exercise less the exercise price.

Pension Benefits and Nonqualified Deferred Compensation
None of our NEOs participated in or received benefits from a pension plan or from a nonqualified deferred compensation plan during 2021 or in any prior year.
Potential Payments Upon Termination or Change in Control
We have employment letter agreements with each of our NEOs that provide for at-will employment and set forth each NEO’s initial annual base salary (subject to adjustment as set forth in “Compensation Discussion and Analysis — Process for Determining NEO Compensation” above), target annual cash incentive award opportunity (subject to adjustment as set forth in “Compensation Discussion and Analysis — Process for Determining NEO Compensation” above), and eligibility to participate in our benefit plans generally. Each NEO is also subject to our standard confidentiality, invention assignment, non-solicit, non-compete, and arbitration agreement.
Under the employment letter agreements, upon a termination of the NEO’s employment by the Company without Cause or by the NEO for Good Reason (as those terms are defined in the applicable employment letter agreement) (each, a “Qualifying Termination”) and subject to the NEO’s execution of a separation and release agreement, we will be obligated to pay to the NEO, in addition to any Accrued Amounts (as defined below) (A), a cash severance payment for the applicable severance period; and (B) amounts due for COBRA continuation coverage for the applicable severance period; provided, that if in the event a Qualifying Termination occurs during a Change of Control Period (as discussed further below), we would additionally be obligated to pay or provide to the NEO a prorated bonus for the calendar year that includes the termination date based on deemed achievement of the performance criteria at target levels and (ii) 100% of the NEO’s then outstanding unvested equity awards that vest based on continued employment or service will accelerate and vest as of the termination date. “Accrued Amounts” include (i) any unpaid base salary through the termination date; (ii) any bonus earned but unpaid with respect to the calendar year ending on or preceding the termination date; (iii) any accrued but unused vacation, payable in accordance with the Company’s vacation policy as in effect on the termination date; and (iv) reimbursement for any unreimbursed business expenses incurred through the termination date. The applicable severance periods for our NEOs are as set forth below:

Named Executive Officer	Severance Period for Qualifying Termination without Change in Control(1)	Severance Period for Qualifying Termination with Change in Control(1)
Dean Hager	12 months	18 months
Jill Putman	6 months	12 months
John Strosahl	6 months	12 months
Jason Wudi	6 months	12 months
Jeff Lendino	6 months	12 months

(1)
The Change of Control Period means the one-year period immediately following a Change of Control and the three-month period immediately preceding a Change of Control. Change of Control has the meaning set forth in the 2020 Plan (as defined below).

Any unvested portions of the time-based stock options (if applicable) and the return-based stock options granted to our NEOs prior to our IPO are eligible to vest upon (i) a “termination event,” as defined in our 2017 Plan, which includes a sale of stock or consolidation, merger, or reorganization, in each case, that results in any person or group obtaining possession of voting power to elect the majority of our Board or the sale of all or substantially all of our assets, or any consolidation, merger, or reorganization of the Company into another entity as a result of which any person or group obtains, in which Vista’s return on its investment in the Company equals or exceeds $1.515 billion; or (ii) upon the realization by Vista of an investment return of $1.515 billion through the sale of Vista’s equity in the Company to the public markets. Amounts reported in the “Change in Control” column below reflect the acceleration value of the time-based stock options (if applicable) and the return-based stock options granted to our NEOs under the 2017 Plan as of December 31, 2021.
Pursuant to terms of the employment letter agreements, the RSUs granted to our NEOs would vest upon a Qualifying Termination that occurs during the Change of Control Period.
The amount of compensation and benefits payable to each NEO under our current employment agreements in various termination and change in control situations has been estimated in the tables below. Cash severance amounts calculated based on the NEO’s base salary as in effect on December 31, 2021. The value of the equity vesting acceleration was calculated for each of the tables below based on the assumption that the change in control and the NEO’s employment termination occurred on December 31, 2021. The per share closing price of the Company’s stock on the Nasdaq as of December 31, 2021 was $38.01, which was used as the value of the Company’s stock in the change in control. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2021, by the difference between the per share closing price of the Company’s stock as of December 31, 2021, and the per share exercise price for such unvested option shares. The value of RSU vesting acceleration was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 31, 2021, by the per share closing price of the Company’s stock as of December 31, 2021.
The following table describes the potential payments and benefits upon employment termination for Mr. Hager as if his employment terminated as of December 31, 2021.
Executive Benefits and Payment upon Termination	Qualifying Termination Not in Connection with a Change in Control ($)	Change in Control ($)	Qualifying Termination with Change in Control ($)
Compensation:
Cash Severance	375,000	—	787,500
Acceleration of Equity Awards	—	35,171,359	43,600,608
Health care continuation	27,809	—	41,714
Total	402,809	35,171,359	44,429,822

The following table describes the potential payments and benefits upon employment termination for Ms. Putman, as if her employment terminated as of December 31, 2021.
Executive Benefits and Payment upon Termination	Qualifying Termination Not in Connection with a Change in Control ($)	Change in Control ($)	Qualifying Termination with Change in Control ($)
Compensation:
Cash Severance	167,375	—	585,813
Acceleration of Equity Awards	—	7,846,872	13,113,993
Health care continuation	13,904	—	27,809
Total	181,279	7,846,872	13,727,615
The following table describes the potential payments and benefits upon employment termination for Mr. Strosahl, as if his employment terminated as of December 31, 2021.
Executive Benefits and Payment upon Termination	Qualifying Termination Not in Connection with a Change in Control ($)	Change in Control ($)	Qualifying Termination with Change in Control ($)
Compensation:
Cash Severance	142,425	—	570,700
Acceleration of Equity Awards	—	7,622,670	13,065,056
Health care continuation	13,904	—	27,809
Total	156,329	7,622,670	13,663,565
The following table describes the potential payments and benefits upon employment termination for Mr. Wudi, as if his employment terminated as of December, 2021.
Executive Benefits and Payment upon Termination	Qualifying Termination Not in Connection with a Change in Control ($)	Change in Control ($)	Qualifying Termination with Change in Control ($)
Compensation:
Cash Severance	148,500	—	445,500
Acceleration of Equity Awards	—	7,542,678	12,215,855
Health care continuation	13,881	—	27,761
Total	162,381	7,542,678	12,689,116
The following table describes the potential payments and benefits upon employment termination for Mr. Lendino, as if his employment terminated as of December 31, 2021.
Executive Benefits and Payment upon Termination	Qualifying Termination Not in Connection with a Change in Control ($)	Change in Control ($)	Qualifying Termination with Change in Control ($)
Compensation:
Cash Severance	139,050	—	417,150
Acceleration of Equity Awards	—	5,014,900	9,390,687
Health care continuation	13,904	—	27,809
Total	152,954	5,014,900	9,835,646

Equity Incentives — 2017 Stock Option Plan
The 2017 Plan was originally adopted by our Board and approved by our shareholders in connection with Vista’s acquisition of Jamf. Under the 2017 Plan, we have reserved for issuance an aggregate of 8,470,000 shares of our common stock. The number of shares of common stock reserved for issuance is subject to automatic adjustment in the event of a stock split, stock dividend or other change in our capitalization.
The 2017 Plan permits the granting of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (ii) options that do not so qualify. The option exercise price of each option is determined by the administrator but may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each option will be fixed by the administrator and may not exceed 10 years from the date of grant.
Our Board is the administrator of the 2017 Plan. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, and to determine the specific terms and conditions of each award. The administrator is authorized to exercise its discretion to reduce the exercise price of outstanding stock options or effect the repricing of such awards through cancellation and re-grants without shareholder approval. Persons eligible to participate in the plan are those officers, employees, directors, consultants, and other advisors (including prospective employees, but conditioned upon their employment) of the Company and its subsidiaries as selected from time to time by the administrator in its discretion.
Our Board determined not to make any further awards under the 2017 Plan following the completion of our IPO.
Equity and Cash Incentives — 2020 Omnibus Incentive Plan
Our 2020 Omnibus Incentive Plan (the “2020 Plan”) was adopted by our Board and approved by our shareholders in connection with our IPO. Under the 2020 Plan, employees, consultants and directors of our company and our affiliates performing services for us, including our executive officers, are eligible to receive awards. The 2020 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards and performance awards intended to align the interests of participants with those of our shareholders. We initially reserved 14,800,000 shares of our common stock for issuance under the 2020 Plan. The total number of shares reserved for issuance under the 2020 Plan increases on January 1 of each of the first 10 calendar years during the term of the 2020 Plan by the lesser of: (i) a number of shares of our common stock equal to 4% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year or (ii) such number of shares of our common stock determined by our Board.
The 2020 Plan is administered by our Compensation and Nominating Committee. The Compensation and Nominating Committee has the authority to construe and interpret the 2020 Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2020 Plan may be made subject to “performance conditions” and other terms.
2021 ESPP
The 2021 Employee Stock Purchase Plan (the “2021 ESPP”) was adopted by our Board in March 2021 and approved by our shareholders in May 2021. The 2021 ESPP grants employees the ability to designate a portion of their base-pay to purchase shares at a price equal to 85% of the fair market value of our shares on the first or last day of each 6-month purchase period. Shares are purchased on the last day of the purchase period. Currently, any officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act is not eligible to participate in the 2021 ESPP. The total number of shares reserved for issuance under the 2021 ESPP increases on January 1 of each of the first 10 calendar years after the first offering date by a number of shares of our common stock equal to 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year.

Securities Authorized for Issuance under Equity Incentive Plans
The following table provides information as of December 31, 2021, regarding shares of our common stock that may be issued under our equity compensation plans, consisting of the 2017 Plan, the 2020 Plan, and the 2021 ESPP.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of remaining available securities for future issuance under equity compensation plans
Equity compensation plans approved by shareholders(1)	12,221,868(2)	$6.42(3)	15,187,657(4)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

(1)
As December 31, 2021, the number of shares reserved for issuance under our 2017 Plan, 2020 Plan, and 2021 ESPP were 8,470,000 shares, 19,479,699 shares, and 3,000,000 shares, respectively, subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The number of shares reserved for issuance under our 2020 Plan automatically increases each January 1, by 4% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the plan administrator. The total number of shares reserved for issuance under the 2021 ESPP increases on January 1 of each of the first 10 calendar years after the first offering date by a number of shares of our common stock equal to 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares as determined by the plan administrator. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2017 Plan and 2020 Plan will be added back to the shares of common stock available for issuance under such plans.

(2)
Includes 3,687,664 shares issuable upon the exercise of outstanding return target options, 1,643,266 shares issuable upon the exercise of outstanding service options, and 6,890,938 shares issuable upon the vesting of outstanding RSUs.

(3)
As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(4)
As of December 31, 2021, there are 128,928 shares available for grant under our 2017 Plan, 12,058,729 shares available for grant under our 2020 Plan, and 3,000,000 shares available for grant under the 2021 ESPP. We no longer make grants under the 2017 Plan.

Non-Employee Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our Board and was not affiliated to Vista during 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of our Board or representatives of Vista in 2021. Mr. Hager, our Chief Executive Officer, and representatives of Vista receive no compensation for service as directors and, consequently, are not included in this table. The compensation received by Mr. Hager as an employee of the Company is presented in “— Summary Compensation Table.”

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Andre Durand	100,000	150,013	250,013
Virginia Gambale	75,000	150,013	225,013
Kevin Klausmeyer	120,000	150,013	270,013
Vinta Leite	90,000	150,013	240,013
Betsy Atkins(3)	30,000	—	30,000

(1)
The amount reflects the aggregate dollar amount of all fees earned or paid in cash for services as a Director. Differences reflect time on the Board during 2021, and cash retainers paid to committee chairs.

(2)
Amounts represent the grant date fair value of RSUs granted to the directors as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The assumptions used in calculating the grant-date fair value of the RSUs are set forth in Notes 2 and 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the directors for these RSUs. As of December 31, 2021, 18,272 stock awards were held collectively by Non-Employee Directors and individually in the following amounts: Andre Durand, 4,568; Virginia Gambale, 4,568; Kevin Klausmeyer, 4,568; and Vina Leite, 4,568.

(3)
Ms. Atkins’ term as a Board member ended effective May 25, 2021. The amount reflects standard compensation received by Ms. Atkins up to such time.

Non-Employee Director Compensation Structure
We compensate our non-employee and non-Vista directors according to the following structure:
Description	Annual Amount
Cash Compensation	$100,000
Additional cash compensation for chair of committee	$20,000
Equity Compensation	$150,000 (RSUs)
All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise to attend to our business.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•
the related person’s relationship to us and interest in the transaction;

•
the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•
the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•
the benefits to us of the proposed transaction;

•
if applicable, the availability of other sources of comparable products or services; and

•
an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.
In addition, under our Code of Ethics our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Related Party Transactions
Other than compensation arrangements for our directors and NEOs, which are described in the section entitled “Executive and Director Compensation,” below we describe transactions during the fiscal year ended December 31, 2021 to which we were a participant or will be a participant, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Director Nomination Agreement
For more information on the Director Nomination Agreement that we are party to with Vista, see “Board of Directors — Director Nomination Agreement.”
David Breach, Michael Fosnaugh, Charles Guan, Christina Lema and Martin Taylor, five of our current directors, are employed as President and Chief Operating Officer; Senior Managing Director; Vice President; Managing Director and General Counsel; and Operating Managing Director, respectively, of Vista.
Registration Rights Agreement
We are party to a registration rights agreement with Vista. Vista is entitled to request that we register Vista’s shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” Vista is also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay Vista’s expenses in connection with Vista’s exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by Vista and its affiliates and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or repurchased by us or our subsidiaries. In addition, with the consent of the Company and holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vista and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification of Officers and Directors
We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under the General Corporation Law of the State of Delaware (the “DGCL”). Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.
Relationship with VCG
Following Vista’s acquisition of Jamf Holding Corp., we have utilized Vista Consulting Group, LLC (“VCG”), the operating and consulting arm of Vista, for consulting services, have reimbursed VCG for expenses related to participation by JAMF Holdings, Inc. employees in VCG sponsored events and have also paid to VCG related fees and expenses. We paid VCG $0.1 million for the year ended December 31, 2021.
Arrangements with Companies Controlled by Vista
We purchased over $120,000 of services annually from certain companies controlled by Vista. We paid such companies approximately $1.3 million in the aggregate during the year ended December 31, 2021. We believe all of these arrangements are on comparable terms that are provided to unrelated third parties.
We received payments over $120,000 annually from certain companies controlled by Vista of $0.4 million in the aggregate during the year ended December 31, 2021. We believe all of these arrangements are on comparable terms that are provided to unrelated third parties.
Lease Arrangements
The Company has an ongoing lease agreement for office space in Eau Claire, WI with an entity in which Mr. Wudi, our Chief Strategist, is a minority owner. The lease terms are considered to be consistent with market rates. The Company paid $1.1 million to the entity for year ended December 31, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of March 31, 2022 for:
•
each person or group known to us who beneficially owns more than 5% of our common stock;

•
each of our directors;

•
each of our Named Executive Officers; and

•
all of our directors and executive officers as a group.

Each shareholder’s percentage ownership is based on 119,659,455 shares of common stock outstanding as of March 31, 2022. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of March 31, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Jamf Holding Corp., 100 Washington Ave S., Suite 1100, Minneapolis, MN 55401. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Vista Funds	54,315,284(1)	45.4%
Affiliates of Dragoneer Investment Group, LLC	20,173,285(2)	16.9%
Named Executive Officers and Directors
Dean Hager	740,728(3)	*
Jill Putman	322,205(4)	*
John Strosahl	—	—
Jeff Lendino	—	—
Jason Wudi	242,993(5)	*
David Breach	—	—
Andre Durand	88,649(6)	*
Michael Fosnaugh	—	—
Virginia Gambale	4,568(7)	*
Charles Guan	—	—
Kevin Klausmeyer	17,686(6)	*
Vina Leite	4,568(7)	*
Christina Lema	—	—
Martin Taylor	—	—
All executive officers and directors (15 individuals)	1,425,278(8)	1.2%

(1)
As reported on the Schedule 13G/A filed February 9, 2022, represents (a) 29,113,495 shares held directly by Vista Equity Partners Fund VI, L.P. (“VEPF VI”), (b) 17,587,553 shares held directly by Vista Equity Partners Fund VI-A, L.P. (“VEPF VI-A”), (c) 354,274 shares held directly by VEPF VI FAF, L.P. (“VEPF FAF”), (d) 5,377,750 shares held directly by Vista Co-Invest Fund 2017-1, L.P. (“Vista

Co-Invest”) and (e) 1,882,212 shares held directly by VEPF VI Co-Invest 1, L.P. (“VEPF Co-Invest”). Vista Equity Partners Fund VI GP, L.P. (“Fund VI GP”) is the sole general partner of each of VEPF VI, VEPF VI-A and VEPF FAF. Fund VI GP’s sole general partner is VEPF VI GP, Ltd. (“Fund VI UGP”). Vista Co-Invest Fund 2017-1 GP, L.P. (“Vista Co-Invest GP”) is the sole general partner of Vista Co-Invest. Vista Co-Invest GP’s sole general partner is Vista Co-Invest Fund 2017-1 GP, Ltd. (“Vista Co-Invest UGP”). VEPF VI Co-Invest 1 GP, L.P. (“VEPF Co-Invest GP”) is the sole general partner of VEPF Co-Invest. VEPF Co-Invest GP’s sole general partner is VEPF VI Co-Invest 1 GP, Ltd. (“VEPF Co-Invest UGP”). Robert F. Smith is the Sole Director and one of the 11 members of each of Fund VI UGP, Vista Co-Invest UGP and VEPF Co-Invest UGP. VEPF Management, L.P. (the “Management Company”), is the sole management company of each of the Vista Funds. The Management Company’s sole general partner is VEP Group, LLC (“VEP Group”). “), and the Management Company’s sole limited partner is Vista Equity Partners Management, LLC (“VEPM”). VEP Group is the Senior Managing Member of VEPM. Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, Fund VI GP, Fund VI UGP, Vista Co-Invest GP, Vista Co-Invest UGP, VEPF Co-Invest GP, VEPF Co-Invest UGP, the Management Company, VEPM and VEP Group may be deemed the beneficial owners of the shares held by the Vista Funds. The principal business address of each of the Vista Funds, Fund VI GP, Fund VI UGP, Vista Co-Invest GP, Vista Co-Invest UGP, VEPF Co-Invest GP, VEPF Co-Invest UGP, the Management Company, VEPM and VEP Group is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.
(2)
As reported on the Schedule 13G filed October 12, 2021. Dragoneer Global Fund II, LP, a limited partnership (“DGF II”), is the direct holder of 11,218,061 shares and Jamboree DF Holdings, LP, a limited partnership (“Jamboree”), is the direct holder of 8,955,224 of the shares. As general partner of DGF II, Dragoneer Global GP II LLC, a Delaware limited liability company (“DGF II GP”), may also be deemed to beneficially own the shares directly held by DGF II. As general partner of Jamboree, Dragoneer CF GP, LLC, a Cayman Islands limited liability company, may also be deemed to beneficially own the shares of directly held by Jamboree. Dragoneer Investment Group, LLC (the “Dragoneer Adviser”) is a registered investment adviser under the Investment Advisers Act of 1940, as amended. As the managing member of Dragoneer Adviser, Cardinal DIG CC, LLC may also be deemed to share voting and dispositive power with respect to our common stock. Marc Stad is the sole member of Cardinal DIG CC, LLC and, DGF II GP and Dragoneer CF GP, LLC. By virtue of these relationships, each of the Marc Stad and Dragoneer Adviser may be deemed to share beneficial ownership of these securities. The address of the principal business office of each of these beneficial owners is One Letterman Dr., Bldg D, Ste M500, San Francisco, CA 94129.

(3)
Includes 736,882 shares that may be acquired within 60 days upon the exercise of vested options.

(4)
Includes 310,667 shares that may be acquired within 60 days upon the exercise of vested options.

(5)
Includes 88,779 shares that may be acquired within 60 days upon the exercise of vested options.

(6)
Includes 4,568 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(7)
Represents 4,568 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(8)
Includes 1,136,328 shares that may be acquired within 60 days upon the exercise of vested options and 18,272 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

PROPOSAL 2 — SAY-ON-PAY FREQUENCY
Pursuant to Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote on the frequency of future advisory votes on executive compensation. Shareholders may specify whether they prefer such votes to occur every year, every two years, or every three years, or they may abstain. The Board recommends that this vote occur every year.
Although the shareholders’ vote on this proposal is not binding, the Board will consider the voting results in determining the frequency of future advisory votes. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.
The Board recommends you vote, on an advisory basis, to conduct future advisory votes on executive compensation every “ONE YEAR.”

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the year ended December 31, 2021 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP for the years ended December 31, 2021 and 2020:
	2021	2020
Audit Fees(1)	$2,642,000	$1,850,890
Audit-Related Fees(2)	$269,500	$—
Tax Fees(3)	$496,610	$154,500
All Other Fees(4)	$641,540	$1,480

(1)
Audit fees consist of fees and expenses for the annual audit of our consolidated financial statements included in the Annual Report on Form 10-K, the quarterly reviews of our consolidated financial statements included in Quarterly Reports on Form 10-Q, accounting consultations, and services related to other regulatory filings made with the SEC including fees related to our IPO and secondary offerings for the years ended December 31, 2021 and 2020, respectively.

(2)
Audit-Related fees consist of fees and expenses related to due diligence for acquisitions.

(3)
Tax fees consist of fees and expenses for tax advisory services related to acquisitions.

(4)
All other fees include fees and expenses for advisory services related to acquisitions and fees for access to online research software.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Jamf management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services, regardless of cost, to the extent required by the Exchange Act and the Sarbanes- Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the registered public accounting firm’s independence. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer or the Chief Accounting Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the Public Company Accounting Oversight Board’s (“PCAOB”) rules on registered public accounting firm independence.
The Audit Committee approved all services provided by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the voting power of the outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. If Jamf’s shareholders do not ratify the appointment of
Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in Jamf’s best interests to do so.
The Audit Committee and the Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of three independent directors (as defined by the Nasdaq Listing Standards) and met six times in 2021. Our Audit Committee operates under a written charter, which is posted on our website at ir.jamf.com. As provided in the charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:
•
reviewed and discussed the audited financial statements for the year ended December 31, 2021 with our management;

•
discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

•
received the written disclosures and the letter from the Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted by:
Kevin Klausmeyer, Chair
Andre Durand
Virginia Gambale
The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Jamf specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires Jamf’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Jamf to file reports of ownership and changes in ownership with the SEC.
To our knowledge, based solely on review of the reports filed electronically with the SEC and written representations that no other reports were required, during the fiscal year ended December 31, 2021, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, other than (1) one late Form 4 filed by each of Messrs. Goodkind, Johnson, Hager, and Wudi reporting the exercise of certain stock option and same-day sales of the resulting shares that was filed late due to administrative error; (2) one late Form 4 filed by Vista and certain of its affiliates reporting sales pursuant to a secondary offering that was filed late due to administrative error; and (3) one transaction by Ms. Lam with respect to sales sold to cover tax withholding obligations in connection with the vesting of an award of RSUs that was subsequently reported on Form 5.
OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.
INCORPORATION BY REFERENCE
The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.
AVAILABILITY OF SEC FILINGS, CODE OF ETHICS AND COMMITTEE CHARTERS
Copies of our reports on Forms 10-K, 10-Q, 8-K, and all amendments to those reports filed with the SEC, and our Code of Ethics, Corporate Governance Guidelines and the charters of the Audit Committee and Compensation and Nominating Committee, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors, and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, ir.jamf.com, or may be requested in print, at no cost, by email at ir@jamf.com or by mail at Jamf Holding Corp., 100 Washington Ave S., Suite 1100, Minneapolis, MN 55401, Attention: Investor Relations.
WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly, and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is ir.jamf.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.
COST OF PROXY SOLICITATION
Jamf is paying the expenses of this solicitation. Jamf will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Jamf will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers, and other employees of Jamf may solicit proxies in person or by telephone, facsimile, email or other similar means.

APPENDIX A
Non-GAAP Financial Measures
In addition to our results that are determined in accordance with GAAP, we believe the non-GAAP measures of non-GAAP gross profit and non-GAAP operating income are useful in evaluating our operating performance. We believe that this non-GAAP financial information, when taken collectively, may be helpful to shareholders because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded in our financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by our management about which expenses are excluded or included in determining these non-GAAP financial measures. Reconciliation tables of the most comparable GAAP financial measures to these non-GAAP financial measures are set forth below. We strongly encourage shareholders to review our consolidated financial statements in their entirety and not rely solely on any single financial measurement or communication.
Non-GAAP Gross Profit
We define non-GAAP gross profit as gross profit, adjusted for amortization expense, stock-based compensation expense, acquisition-related expense, and payroll taxes related to stock-based compensation. A reconciliation of non-GAAP gross profit to gross profit, the most directly comparable GAAP measure, is as follows:
	Year Ended December 31,
	2021	2020
	(in thousands)
Gross profit	$276,031	$208,124
Amortization expense	16,018	10,753
Stock-based compensation	4,349	871
Acquisition-related expense	88	—
Payroll taxes related to stock-based compensation	146	—
Non-GAAP gross profit	$296,632	$219,748
Non-GAAP Operating Income
We define non-GAAP operating income as operating loss, adjusted for amortization expense, stock-based compensation expense, acquisition-related expense, acquisition-related earnout, costs associated with our secondary offerings, payroll taxes related to stock-based compensation, and legal settlement. A reconciliation of non-GAAP operating income to operating loss, the most directly comparable GAAP measure, is as follows:

A-1

	Year Ended December 31,
	2021	2020
	(in thousands)
Operating loss	$(76,202)	$(17,452)
Amortization expense	41,312	33,328
Stock-based compensation	35,805	6,743
Acquisition-related expense	6,388	5,200
Acquisition-related earnout	6,037	(1,000)
Offering costs	594	670
Payroll taxes related to stock-based compensation	1,527	—
Legal settlement	5,000	—
Non-GAAP operating income	$20,461	$27,489

A-2

jamf

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O JAMF HOLDING CORP.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D77575-P65699 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JAMF HOLDING CORP.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Virginia Gambale
02) Charles Guan
03) Dean Hager
04) Martin Taylor

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
2. To approve, by an advisory vote, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. **If any other matters properly come before the meeting, the proxies will vote as recommended by our Board or, if there is no recommendation, at their discretion.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.D77576-P65699JAMF HOLDING CORP.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERSMay 24, 2022The undersigned hereby appoint(s) Dean Hager, Jill Putman, and Jeff Lendino, and each of them, as proxies of the undersigned, each with the power to appoint (his/her/their) substitute, and hereby authorize(s) them to represent and act for and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Jamf Holding Corp. that the undersigned is/are entitled to vote and act at the Annual Meeting of Shareholders of said company to be held virtually at www.virtualshareholdermeeting.com/JAMF2022, at 8:00 A.M. Central Time on May 24, 2022, and any adjournments or postponements thereof.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTION IS MADE THIS PROXY WILL HE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPECONTINUED AND TO BE SIGNED ON REVERSE SIDE